Exhibit 99.1

COTELLIGENT, INC. SELLS IT SALES FORCE AUTOMATION

SOFTWARE AND SERVICES SOLUTIONS BUSINESS

Company To Change Name To Watchit Media, Inc. and Pursue Future

In Dynamic Narrowcasting Market

San Francisco, CA. – July 20, 2005 – Cotelligent, Inc. (OTCBB:CGZT) today announced it has sold its sales force automation software and services solutions business to Fastech Integrated Solutions, LLC, an affiliate of Beverly Hills based private investment firm, Skyview Capital, LLC. The transaction, which closed Friday July 15, 2005, provided Cotelligent with $2.3 million in cash at closing and the potential to earn up to an additional $1.45 million over the next three years.

“We are applying the proceeds from the sale of the sales force automation business to build our presence in the rapidly growing narrowcasting market under the Watchit Media, Inc. brand” said James Lavelle, Cotelligent’s Chairman and CEO. “With a clear focus on Watchit’s future, we expect to expand our presence in gaming, hospitality, commercial and residential environments with high impact, television programming on Private Video Networks™ that match the unique interests and lifestyles of captive audiences.”

The divestiture required approval of Cotelligent’s stockholders. A special meeting of the stockholders was held on Wednesday July 13, 2005. 15,849,909 shares, or approximately 56%, of Cotelligent’s issued and outstanding shares of common stock, were voted at the special meeting with 15,538,079 shares, or approximately 98% of the shares voted at the meeting (approximately 54% of the shares outstanding and entitled to vote), voted in favor of the divestiture, 293,790 shares, or approximately 2% of the shares voted at the meeting (approximately 1% of the shares outstanding and entitled to vote), voted against the divestiture and 18,040 shares which abstained from voting.

About Watchit Media, Inc.

Watchit Media, Inc. is a leader in producing high-impact television programming on Private Video Networks™ that match the unique interests and lifestyles of captive audiences. Using digital photography, computer editing and Internet Protocol technology, Watchit produces, schedules and presents its video content via broadband to gaming and hospitality venues across the United States. Watchit’s brand marketing and proprietary television content reaches over 22,000,000 viewers per year.

Safe Harbor Statement

Except for historical information contained herein, the information contained in this news release includes forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from such statements. All forward-looking statements included in this release are based upon information available to Cotelligent, Inc. as of the date hereof, and Cotelligent, Inc. assumes no obligation to update any such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company’s expected financial performance, as well as the Company’s strategic and operational plans that could cause actual results to differ materially from such statements. Please refer to the discussion of risk factors and other factors included in the Company’s most recent Report on Form 10Q, Report on Form 10K for the year ended December 31, 2004 and other filings made with the Securities and Exchange Commission.